Exhibit (a)(1)(A)

SANMINA-SCI CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the Sanmina-SCI Corporation 1990 Stock Plan,
Sanmina-SCI Corporation 1999 Stock Plan,
Sanmina-SCI Corporation Stock Option Plan 2000,
and SCI Non Qualified Stock Option Plan
covering securities that have been registered under the Securities Act of 1933.

July 30, 2007

SANMINA-SCI CORPORATION
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., California Time,

on September 24, 2007 in the U.S. or as specified in the Summary of the Offer to Exchange provided by your local office, unless we extend them.

By this offer, we are giving you the opportunity to exchange certain of your outstanding options granted under the Sanmina-SCI Corporation 1990 Stock Plan, the Sanmina-SCI Corporation 1999 Stock Plan, the Sanmina-SCI Corporation Stock Option Plan 2000 and the SCI Non Qualified Stock Option Plan (collectively referred to as the “Plans”), whether vested or unvested, for new options.  You may participate in this offer if you are a non-U.S. employee of Sanmina-SCI Corporation or our subsidiaries (collectively referred to as “Sanmina-SCI,” “we,” “our” or “us”) in any of the following locations: Canada (excluding Quebec), Finland, Germany, Hong Kong, Hungary, Ireland, Malaysia, Mexico, Singapore, Sweden and the United Kingdom.  In addition, Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning) are eligible to participate in this offer.  Jure Sola (our Chairman and Chief Executive Officer), Hari Pillai (President, Global EMS Operations), Michael Tyler (Executive Vice President and General Counsel), David L. White (Executive Vice President of Finance and Chief Financial Officer), Dennis Young (Executive Vice President of Worldwide Sales and Marketing) and the non-employee directors of Sanmina-SCI are not eligible to participate in this offer.

If you are eligible to participate in this offer, all of your outstanding and unexercised stock options to purchase our common stock that were either (i) issued with an exercise price less than the fair market value of the underlying stock on the date of grant (“discount options”), or (ii) non-discount granted prior to October 1, 2006 with an exercise price per share greater than or equal to $4.01 are eligible to be exchanged.  If you participate in this offer, the number of new options you receive will depend on the exercise price of your exchanged options.  By exchanged options, we mean any options that you exchange pursuant to this offer.  Each new option will be subject to the terms of the Sanmina-SCI Corporation 1999 Stock Plan (the “1999 Plan”), and to a new option agreement between you and Sanmina-SCI.

The exercise price of discount options will be amended on the new option grant date (expected to be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office) so that the amended exercise price of the discount options will equal the fair market value of the underlying stock on the original date of grant.  Immediately following this amendment, the discount options will be cancelled and you will receive new options with an exercise price equal to the fair market price of our common stock on the new option grant date.  We will grant new options on the same U.S. business date on which we cancel the exchanged options.  The exercise price of all new options will be no less than the fair market value of our common stock on the new option grant date, which would be the closing price reported by the Nasdaq Global Select Market for our common stock on the new option grant date.

The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of one-third (1/3) of the shares subject to the new options vesting annually.  Vesting is subject to your continued service to us through each relevant vesting date.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SANM.”  On
July 18, 2007, the closing price of our common stock was $3.21 per share.  You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

To participate in this offer, if you work in the U.S. you must complete and sign the attached Election Form, and fax or deliver it to Richard Edde, at fax number (408) 964-3096; if you work outside the U.S., you must deliver it to the Human Resources representative named in the Election Form provided by your local office before 9:00 p.m., California Time, on September 24, 2007 unless the offer is extended.  Only documents that are complete, signed and actually received by Mr. Edde or by the Human Resources representative named in the Election Form provided by your local office by the deadline will be accepted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

You should direct requests for additional copies of this Offer to Exchange and the other option exchange program documents to the Human Resources representative named in Election Form provided by your local office, if you work outside the U.S., or Richard Edde, our Senior Stock Administrator, if you work in the U.S.  You should direct questions about the option exchange program to Richard Edde, our Senior Stock Administrator at:

Sanmina-SCI Corporation
2700 North First Street
San Jose, California  95134
Tel:  (408) 964-3242
E-mail:  richard.edde@sanmina-sci.com

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.  This Offer to Exchange summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer.  You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”), the accompanying memorandum from Jure Sola, our Chairman and Chief Executive Officer, dated July 30, 2007, the Summary of the Offer to Exchange, and the Election and Withdrawal Forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents.  We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.                            What is the offer?

A1.                             This offer is a voluntary opportunity for eligible employees in participating locations to exchange certain outstanding options for new options.  The following is a brief summary of the terms of this offer:

Terms in italics in this Q&A 1 are the defined terms that are used throughout this Offer to Exchange.  The definitions of these terms can be found at the bottom of this Q&A 1 on pages 3 and 4 of this Summary Term Sheet.

Eligibility

•                  All non-U.S. employees of Sanmina-SCI are eligible to participate if they hold eligible options and are employees as of July 30, 2007 in participating locations, and remain employed through the date the exchanged options are cancelled.  From hereafter, “July 30, 2007” shall refer to July 30, 2007 in California.

•                  Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded from the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007, are eligible to participate if they are employees as of July 30, 2007, and remain employed through the date the exchanged options are cancelled.

•                  In order to receive new options, you must remain an employee through the new option grant date, and in order to vest in your new options, you must remain an employee or other service provider through each relevant vesting date.  (See Section 1)

Eligible Options

•                  All options granted under the Plans, whether vested or unvested, that were either (i) discount options, or (ii) non-discount options granted prior to October 1, 2006 with an exercise price per share greater than or equal to $4.01 and that are outstanding as of the cancellation date are eligible for exchange.  This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer.  For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.  (See Section 2)

•                  Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Sanmina-SCI, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible employee).  The portion that is beneficially owned by our employee may be exchanged.  (See Section 2)

Exchange Ratios

•                  Exchanged options granted with an exercise price per share less than or equal to $6.00, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•                  Exchanged options granted with an exercise price per share greater than or equal to $6.01, but less than or equal to $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every one point three  (1.3) exchanged options; and

•                  Exchanged options granted with an exercise price per share greater than or equal to $11.01, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock.  For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to point five (.5) rounded up to the nearest whole new option and fractional options less than point five (.5) rounded down to the nearest whole new option).  (See Section 2)

New Options

•                  New options will be granted on the same day as the cancellation date.  We refer to this date as the new option grant date.  We expect that the new option grant date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

•                  The new options granted upon cancellation of exchanged options will be nonstatutory stock options.

•                  Each new option will expire a maximum of ten (10) years from the new option grant date.

Exercise Price of the New Options

The exercise price of discount options will be amended on the new option grant date so that the amended exercise price of the discount options will equal the fair market value of the underlying stock on the original date of grant.  Immediately following this amendment, the discount options, together with the eligible non-discount options, will be cancelled and you will receive new options with an exercise price equal to the fair market price of our common stock on the new option grant date.  The exercise price of all new options will be no less than the fair market price of our common stock on the new option grant date, which will be the closing price reported by the Nasdaq Global Select Market for our common stock on the new option grant date.

Vesting and Exercisability of New Options

•                  The new options will begin to vest on the new option grant date and will be scheduled to vest at a rate of one-third (1/3) of the shares subject to the new options vesting annually over three (3) years.

•                  Vesting on any date is subject to your continued service to Sanmina-SCI through each relevant vesting date.

(See Section 9)

Terms Used in This Offer

•                  “cancellation date” refers to the same U.S. business day as the expiration date.  This is the date when exchanged options will be cancelled.  We expect that the cancellation date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  If the expiration date is extended, then the cancellation date will be similarly extended.

•                  “discount options” refers to options that were issued with an exercise price less than the fair market value of the underlying stock on the date of grant.

•                  “eligible employees” refers to all non-U.S. employees of Sanmina-SCI who hold eligible options and are employees as of July 30, 2007 in the participating locations, and remain employed through the date the exchanged options are cancelled, and Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007.

•                  “eligible options” refers to the outstanding and unexercised stock options to purchase our common stock that were either (i) discount options, or (ii) non-discount options granted prior to October 1, 2006 with an exercise price per share greater than or equal to $4.01.

•                  “exchanged options” refers to all options that you exchange pursuant to this offer.

•                  “executive officers” refers to those officers of Sanmina-SCI listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•                  “expiration date” refers to the date that this offer expires.  We expect that the expiration date will be September 24, 2007 at 9:00 p.m., California Time or as specified in the Summary of the Offer to Exchange provided by your local office.  We may extend the expiration date at our discretion.  If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  new option grant date” refers to the date when new options will be granted, which will be the same day as the cancellation date.  We expect that the new option grant date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  If the expiration date is extended, then the new option grant date will be similarly extended.

•                  “new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•                  “non-U.S. employees” refers to all employees of Sanmina-SCI whose principal place of employment is in Canada (excluding Quebec), Finland, Germany, Hong Kong, Hungary, Ireland, Malaysia, Mexico, Singapore, Sweden and the United Kingdom, other than current or former employees of Sanmina-SCI Corporation who have relocated on expatriate assignment from the United States to one of these locations.

•                  “offering period” refers to the period from the commencement of this offer to the expiration date.  We expect that this period will commence on July 30, 2007 and end at 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

•                  “participating locations” refers to the following locations where non-U.S. employees of Sanmina-SCI are eligible to participate in this offer: Canada (excluding Quebec), Finland,

Germany, Hong Kong, Hungary, Ireland, Malaysia, Mexico, Singapore, Sweden and the United Kingdom.

•                  “Plans” refers to the Sanmina-SCI Corporation 1990 Stock Plan, the Sanmina-SCI Corporation 1999 Stock Plan, the Sanmina-SCI Corporation Stock Option Plan 2000 and the SCI Non Qualified Stock Option Plan.

Q2.                            How do I participate in this offer?

A2.                             If you choose to participate in this offer, you must do the following before 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office:

1.                                       Properly complete and sign the attached Election Form.

2                                          If you work in the U.S., deliver or send via facsimile at (408) 964-3096 to Richard Edde the completed and signed Election Form.  If you work outside the U.S.,   deliver the completed and signed Election Form to the Human Resources representative named in the Election Form provided by your local office.

To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding eligible options.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.  (See Section 4)

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., California Time, on the U.S. business day following the previously scheduled expiration date.

We may commence additional tender offers in the future to include our non-U.S. employees who were not included in this offer.

The delivery of all documents, including Election Forms, is at your risk.  Only documents that are complete, signed and actually received by Richard Edde, for employees working in the U.S., or by the Human Resources representative named in the Election Form provided by your local office, for employees working outside the U.S., by the deadline will be accepted.  Documents submitted by any other means are not permitted.  We intend to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail or mail dated or postmarked within four (4) U.S. business days of the receipt of your Election Form and/or any Withdrawal Form.  If you have not received an e-mail or letter confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form.    (See Section 4)

Q3.                            Why is Sanmina-SCI making this offer?

A3.                             We commenced the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options on March 19, 2007, which expired on May 15, 2007, and did not include our non-U.S. employees and certain of our executive officers.  We are making this offer to include non-U.S. employees in the participating locations and Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning).

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value.  This offer will provide eligible holders with the opportunity to exchange their eligible options for options with a lower exercise price, which will be economically valuable when our stock is at a lower trading price.  You should know that the exchange ratio of this offer is not one-for-one with respect to all options, and therefore, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted pursuant to this exchange offer.  Please refer to page 15 for an example that illustrates such a scenario.

For optionees who are, or become subject to, U.S. taxation:

In addition, we have determined that certain options were discount options under U.S. tax regulations.  Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and the final and proposed tax regulations (together, referred to as “Section 409A”) provide that the portion of options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences and that for options granted before 2005 did not apply at the time of the grant of the option.  Please note that Section 409A does not apply to options that were granted and vested prior to January 1, 2005.  If the eligible options are exchanged for new options, the unfavorable tax consequences as described in Section 14 of this Offer to Exchange will be eliminated and our incentive and/or retention goals for these options will be maintained.  To help you in your decision about whether or not to participate in this offer with regards to some or all of your eligible options, we will distribute to you a summary of your outstanding eligible options by and indicate which of these eligible options are discount options. (See Section 3)

Q4.                            Who may participate in this offer?

A4.                             You may participate in this offer if you are a non-U.S. employee of Sanmina-SCI in the participating locations at the time of this offer and you remain an employee of Sanmina-SCI or a successor entity through the cancellation date.  In addition, Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded from the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007, may participate in this offer. To receive new options, you must remain an employee of Sanmina-SCI through the new option grant date.  (See Section 1)

Q5.                            Are there circumstances under which I would not be granted new options?

A5.                             Yes.  If, for any reason, you are no longer an employee of Sanmina-SCI on the new option grant date, you will not receive any new options.  Instead, you will keep your current eligible options and they will expire in accordance with their terms.  Subject to applicable local legal requirements, your employment with Sanmina-SCI will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  (See Section 1)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws.  For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or foreign regulations.  We do not anticipate any such prohibitions at this time.  (See Section 13)

Q6.                            Am I required to participate in this option exchange?

A6.                             No.  Participation in this offer is completely voluntary.  To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary listing all of your eligible option.  If you are, or become subject to, U.S. tax law and some of your eligible options are discount options and you do not participate in this offer, you may be subject to certain adverse tax consequences in the U.S. Please also see Q&A 20 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your discount options.  (See Sections 2 and 14)

Q7.                            How many new options will I receive for the options that I exchange?

A7.                             As stated above, the number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

•                  Exchanged options granted with an exercise price per share less than or equal to $6.00, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•                  Exchanged options granted with an exercise price per share greater than or equal to $6.01, but less than or equal to $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every one point three (1.3) exchanged options; and

•                  Exchanged options granted with an exercise price per share greater than or equal to $11.01, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock.  For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to point five (.5) rounded up to the nearest whole new option and fractional options less than point five (.5) rounded down to the nearest whole new option).

Please note:  The exchange ratios apply to each of your option grants separately.  This means that the various options you have received may be subject to different exchange ratios.  (See Section 2)

Example 1

If you exchange 5,000 options with an exercise price per share of $4.25, you will receive 5,000 new options.

Example 2

If you exchange 5,000 options with an exercise price per share of $6.50, you will receive 3,846 new options.

Example 3

If you exchange 5,000 options with an exercise price per share of $11.25, you will receive 1,667 new options.

Example 4

If you exchange (i) 5,000 options that were granted in January 2005 with an exercise price per share of $7.25, and (ii) 5,000 options that were granted in May 2005 with an exercise price per share of $4.65, then all of the following apply:

•                  If you wish to exchange your January 2005 option and/or your May 2005 option, you must exchange all of the outstanding, unexercised shares subject to the option.

•                  In exchange for the options granted in January 2005, you will receive 3,846 new options.

•                  In exchange for the options granted in May 2005, you will receive 5,000 new options.

(See Section 2)

Q8.                            Why isn’t the exchange ratio simply one-for-one?

A8.                             Our stock option exchange program must balance the interests of both employees and shareholders.  The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit shareholders by decreasing potential shareholder dilution.  (See Section 3)

Q9.                            What will be the purchase price of my new options?

A9.                             The exercise price of discount options will be amended on the new option grant date so that the amended exercise price of the discount options will equal the fair market value of the underlying stock on the original date of grant.  Immediately following this amendment, the discount options, together with the eligible non-discount options, will be cancelled and you will receive new options with an exercise price equal to the fair market price of our common stock on the new option grant date.  The exercise price per share of all new options will be no less than the fair market value of our common stock, which would be the closing price reported by the Nasdaq Global Select Market for our common stock on the new option grant date, which is expected to be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

We cannot predict the exercise price of the new options.  (See Section 9)

Q10.                     When will my new options vest?

A10.                       The new options will begin to vest on the new option grant date.  Each new option will be scheduled to vest as follows:

•                  One-third (1/3) of the shares subject to the new options will vest annually.

•                  Vesting on any date is subject to your continued service to us through each relevant vesting date.

•                  We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding down to the nearest whole number of new options that will vest on a particular vesting date.  (See Section 9)

Q11.                     If I participate in this offer, do I have to exchange all of my discount options or options with an exercise price per share greater than or equal to $4.01?

A11.                       No.  You may pick and choose which of your outstanding option grants you wish to exchange.  You should note though that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Q&A 12).  This means that you may not elect to exchange only some of the shares covered by any particular option grant.  However, you may elect to exchange the remaining portion of any option grant that you have partially exercised.  The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.  For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•                  Your first option grant covering 300 remaining unexercised shares,

•                  Your second option grant covering 1,000 shares,

•                  Your third option grant covering 2,000 shares,

•                  Two of your three option grants,

•                  All three of your option grants, or

•                  None of your option grants.

These are your only choices in the above example.  You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.  (See Section 2)

Q12.                     What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.                       If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Sanmina-SCI beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you.  Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all.  This is your only choice with respect to this option grant.  (See Section 2)

Q13.                     When will my exchanged options be cancelled?

A13.                       Your exchanged options will be cancelled on the same U.S. business day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office, unless the offer period is extended.  (See Section 6)

Q14.                     Once I surrender my exchanged options, is there anything I must do to receive the new options?

A14.                       Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options.  Your new options will be granted to you on the same day that the exchanged options are cancelled.  We expect that the new option date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  In order to vest in the shares covered by the new option grant, you will need to remain an employee or service provider of Sanmina-SCI through the applicable vesting date, as described in Q&A 10.  (See Section 1)

Q15.                     When will I receive the new options?

A15.                       We will grant the new options on the new option grant date.  The new option grant date will be the same U.S. business day as the date on which we cancel the options accepted for exchange.  We expect the new option grant date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  If the expiration date is delayed, the new option grant date will be similarly delayed.  You will receive your grant paperwork promptly after the expiration of the offer.  (See Section 6)

Q16.                     Can I exchange shares of Sanmina-SCI common stock that I acquired upon exercise of Sanmina-SCI options?

A16.                       No.  This offer relates only to outstanding Sanmina-SCI options.  You may not exchange shares of Sanmina-SCI common stock in this offer.  (See Section 2)

Q17.                     Will I be required to give up all of my rights under the cancelled options?

A17.                       Yes.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options.  We intend to cancel all exchanged options on the same U.S. business day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  (See Section 6)

Q18.                     Will the terms and conditions of my new options be the same as my exchanged options?

A18.                       The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that your new options will be granted under our 1999 Stock Plan, may have a different exercise price, will be classified as nonstatutory stock options for U.S. tax purposes, the vesting schedule of your new options will be different, and the term of your new options generally will be ten (10) years from the date of grant of the new options.  (See Section 9)

Q19.                     What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A19.                       If we do not receive your Election Form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule.  As described in Q&A 20, if you are, or become subject to, U.S. tax law, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax (40% for residents of California) and interest penalty.  (See Section 6)

Q20.       Are there any positive or negative tax consequences to my participation in the offer?

A20.        The following is only relevant for employees not subject to U.S. taxation:

Please see the Summary of Tax Treatment of the Option Exchange Program and Grant of New Options for a summary of tax treatment in your country. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

For optionees who are, or become subject to, U.S. taxation:

As a result of participation in this offer you may avoid potentially adverse tax consequences associated with your discount options under U.S. tax law.  Section 409A of the U.S. Internal Revenue Code and proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax (40% for residents of California).  None of the discount options have fixed exercise dates and therefore Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax (40% for residents of California).  It is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”).  The tax regulations issued regarding Section 409A do not explicitly address how the additional Section 409A tax will be calculated, but based on previously issued guidance we think that it is likely that the amount of the spread will be subject to this tax when the options vest and it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed as well, which will include this Section 409A penalty tax.

Unfortunately, the guidance issued by the Internal Revenue Service did not provide definitive final guidance under Section 409A.  There is a chance that future guidance issued by the Internal Revenue Service may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and Internal Revenue Service guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future Internal Revenue Service guidance.  Please note that Section 409A does not apply to options that were granted and vested prior to January 1, 2005.

If you participate in the offer, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time you choose to accept the offer.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes with respect to any new options.  However, you may have taxable income when you exercise your new options or when you sell your shares acquired pursuant thereto.  (See Section 14)

In addition, if you are subject to taxation in the U.S. and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.

Q21.                     How does Sanmina-SCI determine whether an option has been properly tendered?

A21.                       We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice.  (See Section 4)

Q22.                     Will I have to pay taxes if I participate in the offer?

A22.       The following is only relevant for employees not subject to U.S. taxation:

Please see the Summary of Tax Treatment of the Option Exchange Program and Grant of New Options for a summary of tax treatment in your country. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

The following is only relevant for employees subject to U.S. taxation:

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.  However, you may have taxable income when you exercise your new options or when you sell your shares.  (See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q23.                     Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A23.                       The new options granted in exchange for your old options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors.  (See Sections 9 and 14)

Q24.                     What if Sanmina-SCI is acquired by another company?

A24.                       Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sanmina-SCI is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them.  If Sanmina-SCI is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price or number of shares that will be subject to the new options.  Under such circumstances, the type of security and the number of shares covered by your new option award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program.  Termination of your employment for this or any other reason before the new option grant date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of our 1999 Stock Plan, and your new option agreement. (See Section 9)

Q25.                     Will I receive an option agreement?

A25.                       Yes.  All new options will be subject to an option agreement between you and Sanmina-SCI, as well as to the terms and conditions of our 1999 Stock Plan.  (See Section 9)

Q26.                     Are there any conditions to this offer?

A26.                       Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.  (See Sections 2 and 7)

Q27.                     If you extend the offer, how will you notify me?

A27.                       If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date.  (See Sections 2 and 15)

Q28.                     How will you notify me if the offer is changed?

A28.                       If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the day we change the offer.  (See Sections 2 and 15)

Q29.                     Can I change my mind and withdraw from this offer?

A29.                       Yes.  You may change your mind after you have submitted an Election Form and Withdraw Form for the offer at any time before the expiration date.  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election or Withdrawal Form we receive before the expiration date.  (See Section 5)

Q30.                   How do I withdraw my election?

A30.                       To withdraw your election, you must do the following before the expiration date:

1.                                       Properly complete and sign the attached Withdrawal Form.

2.                                       If you work in the U.S., deliver or send by facsimile to Richard Edde at (408) 964-3096 the completed and signed Withdrawal Form or, if you work outside the U.S.,  deliver the completed and signed Withdrawal Form to the Human Resources representative named in the Election Form provided by your local office.  (See Section 5)

Q31.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A31.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form before the expiration date that is signed and dated after the date of your Withdrawal Form.  (See Q&A 2 and Section 5)

Q32.                     Are you making any recommendation as to whether I should exchange my eligible options?

A32.                       No.  We are not making any recommendation as to whether you should accept this offer.  We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 14 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in exchange.  As a result, you must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.  (See Section 3)

Q33.                     Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A33.                       If you would like additional copies of the offer documents, please contact the Human Resources representative named in the Election Form provided by your local office, if you work outside the U.S., or Richard Edde, our Senior Stock Administrator, if you work in the U.S.

If you have any questions, please contact:

Richard Edde, Senior Stock Administrator
Sanmina-SCI Corporation
2700 North First Street
San Jose, California  95134
Tel:  (408) 964-3242
E-mail:  richard.edde@sanmina-sci.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended September 30, 2006, and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC highlight the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.”  When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange.  You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.  The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-Q and 8-K.  We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted pursuant to this exchange offer.  For example, if you exchange an option grant for 30,000 shares with an exercise price per share of $11.25, you would receive a grant of 10,000 new options.  Assume, for illustrative purposes only, that the exercise price of your new options is $4.00 per share and three (3) years after the new grant date the price of our common stock had increased to $15.00 per share.  Under this example, if you had kept your exchanged options and sold them at $15.00 per share, you would have realized pre-tax gain of $112,500, but if you exchanged your options and sold the shares subject to the new option grant, you would only realize a pre-tax gain of $110,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

The new options will be scheduled to vest at a rate of one-third (1/3) of the shares subject to the new options vesting annually over three (3) years and no portion of your new options will be vested until one (1) year after the new option grant date.  If you do not remain an employee or service provider through the date your new options first vest, you will not be able to exercise any portion of your new options.  Instead, your new options will expire immediately upon your termination.  As a result, you will receive no value from your new options.

Tax-Related Risks

The following is only relevant for employees not subject to U.S. taxation:

Please see the Summary of Tax Treatment of the Option Exchange Program and Grant of New Options for a summary of tax treatment in your country. You should be certain to consult your own tax advisor to discuss these consequences.

The following is only relevant for employees subject to U.S. taxation:

Your new options will be nonstatutory stock options even if your eligible options are incentive stock options.

The new options will be classified for U.S. tax purposes as nonstatutory stock options.  In general, nonstatutory stock options are less favorable to you from a tax perspective.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Employees who do not participate in this exchange may be required to restart the measurement periods required to be eligible for favorable treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two (2) years after the grant date and more than one (1) year after you exercise the option grant.  If this offer is open for more than thirty (30) days, employees will not receive any credit for the time in which their eligible options were held.  As a result, if this offer is open for more than thirty (30) days, in order for your eligible options to be eligible for favorable federal tax treatment, you must wait to sell or otherwise dispose of the shares subject to your stock option until the passage of more than two (2) years from the new option grant date and more than one (1) year after the exercise of the option (even if you do not exchange your eligible options for new options).  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.  For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

The Internal Revenue Service could change the expected Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options.  It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance.  Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options.  In that event, Sanmina-SCI cannot provide any assurance that an offer similar to this one will be made.

Business-Related Risks

Risks Relating to Our Business

We are exposed to general market conditions in the electronics industry which could have a material adverse impact on our business, operating results and financial condition.

From time to time, our customers have experienced significant decreases in demand for their products and services.  This volatility has resulted, and may result in the future, in our customers delaying purchases of the products we manufacture for them and our customers placing purchase orders for lower volumes of products than previously anticipated.  We cannot accurately predict future levels of demand for our customers’ electronics products.  Consequently, our past operating results, earnings and cash flows may not be indicative of our future operating results, earnings and cash flows.

We generally do not obtain long-term volume purchase commitments from customers and, therefore, cancellations, reductions in production quantities and delays in production by our customers could adversely affect our operating results.

We generally do not obtain firm, long-term purchase commitments from our customers.  Customers may cancel their orders, reduce production quantities or delay production for a number of reasons.  In the event our customers experience significant decreases in demand for their products and services, our customers may cancel orders, delay the delivery of some of the products that we manufacture or place purchase orders for fewer products than we previously anticipated.  Even when our customers are contractually obligated to purchase products from us, we may be unable or, for other business reasons, choose not to enforce our contractual rights.  Cancellations, reductions or delays of orders by customers would:

•                  adversely affect our operating results by reducing the volumes of products that we manufacture for our customers;

•                  delay or eliminate recoupment of our expenditures for inventory purchased in preparation for customer orders; and

•                  lower our asset utilization, which would result in lower gross margins.

In addition, customers are increasingly requiring that we transfer the manufacturing of their products from one facility to another to achieve cost reductions and other objectives.  These transfers have resulted in increased costs to us due to facility downtime or less than optimal utilization of our manufacturing capacity.  These transfers also have required us to close or reduce operations at certain facilities, particularly those in high cost locations such as the United States and Western Europe, and as a result we have incurred increased costs for the closure of facilities, employee severance and related matters.  We also have encountered occasional delays and complications related to the transition of manufacturing programs to new locations.  We may be required to relocate our manufacturing operations in the future and, accordingly, we may incur additional costs that will adversely impact our operating results and financial condition.

We are subject to intense competition in the EMS industry, and our business may be adversely affected by these competitive pressures.

The EMS industry is highly competitive and the industry has been experiencing an increase in excess manufacturing capacity.  We compete on a worldwide basis to provide electronics manufacturing services to OEMs in the communications, personal and business computing, enterprise computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical and automotive industries.  Our competitors include major global EMS providers such as Celestica, Inc., Flextronics International Ltd., Hon Hai (FoxConn), Jabil Circuit, Inc. and Solectron Corporation, as well as other EMS companies that have a regional, product, service or industry specific focus.  Some of these companies have greater manufacturing and financial resources than we do, and two of our competitors, Flextronics and Solectron, recently announced that they intend to merge.  We also face competition from current and potential OEM customers who may elect to manufacture their own products internally rather than outsourcing to EMS providers.

We may not be able to offer prices as low as some of our competitors because those competitors may have lower operating costs as a result of their geographic location or the services they provide or because these competitors are willing to provide EMS services at lower gross margins in order to utilize more of their excess capacity.  If we are unable to offer prices that are competitive with other EMS companies, our net sales would decline.  We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing.  Any of these could cause a decline in sales, loss of market acceptance of our products or services and a corresponding loss of market share or a decrease in profit margin.  We have experienced instances in which customers have transferred all or certain portions of their business to competitors in response to more attractive pricing quotations than we have been willing to offer to retain such customers, and there can be no assurance that we will not lose business in the future in response to such competitive pricing or other inducements which may be offered by our competitors.

If demand for our higher-end, higher margin manufacturing services does not improve, our future gross margins and operating results may be lower than expected.

We typically earn lower gross margins when we provide less complex EMS services.  Historically, sales of our services to OEMs in the communications sector accounted for a substantially greater portion of our net sales and earnings than in recent periods.  As a result of reduced sales to OEMs in the communications sector, our gross margins have declined because the services that we provided to these OEMs often were more complex, thereby generating higher margins, than those that we provided to OEMs in other sectors of the electronics industry.  A substantial portion of our net sales are currently derived from sales of personal computers.  Margins on personal computers are typically lower than margins that we have historically realized on communication products.  In addition, we experience continued pressure from OEMs to reduce prices, and competition for this business remains intense.  Pricing pressure is typically more intense for less complex, lower margin EMS services.  This price competition has affected, and could continue to adversely affect, our gross margins.  If demand for our higher-end, higher margin manufacturing services does not improve in the future, our gross margins and operating results in future periods may be adversely affected.

Our operating results are subject to significant uncertainties.

Our operating results are subject to significant uncertainties, including the following:

•                  economic conditions in the electronics industry;

•                  the timing of orders from major customers and the accuracy of their forecasts;

•                  the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor;

•                  the mix of products ordered by and shipped to major customers, as high volume and low complexity manufacturing services typically have lower gross margins than more complex and lower volume services;

•                  the degree to which we are able to utilize our available manufacturing capacity;

•                  our ability to effectively plan production and manage our inventory and fixed assets;

•                  customer insolvencies resulting in bad debt exposures that are in excess of our accounts receivable reserves;

•                  our ability to efficiently move manufacturing activities to lower cost regions without adversely affecting customer relationships and while controlling costs related to the closure of facilities and employee severance;

•                  pricing and other competitive pressures;

•                  seasonality in customers’ product requirements;

•                  fluctuations in component prices;

•                  political and economic developments in countries in which we have operations;

•                  component shortages, which could cause us to be unable to meet customer delivery schedules;

•                  new product development by our customers; and

•                  levels of demand in the end markets served by our customers.

A portion of our operating expenses is relatively fixed in nature, and planned expenditures are based in part on anticipated orders, which are difficult to estimate.  If we do not receive anticipated orders as expected, our operating results will be adversely impacted.  Moreover, our ability to reduce our costs as a result of current or future restructuring efforts may be limited because consolidation of operations can be a costly and lengthy process to complete.

Adverse changes in the key end markets we target could harm our business.

We provide EMS services for companies that sell products in the communications, computing and storage, multimedia, industrial and semiconductor systems, defense and aerospace, medical and automotive sectors of the electronics industry.  Adverse changes in these markets can reduce demand for our customers’ products and make these customers more sensitive to the cost of our EMS services, either of which could adversely affect our business and results of operations.  Factors affecting any of our customers’ industries in general, or our customers in particular, could seriously harm our business.  These factors include:

•                  short product life cycles due to rapid changes in technology or evolving industry standards and requirements for continuous improvement in products and services;

•                  seasonal demand for our customers’ products;

•                  the failure of our customers’ products to gain widespread commercial acceptance;

•                  dramatic shifts in demand for our customers’ products may cause our customers to exit certain lines of business; and

•                  recessionary periods in our customers’ markets.

Future developments in end markets we serve, particularly in those markets which account for more significant portions of our revenues, could harm our business and our results of operations.

An adverse change in the interest rates for our borrowings could adversely affect our financial condition.

Interest to be paid by us under the notes or on any borrowings under any of our credit facilities and other long-term debt obligations will or may be at interest rates that fluctuate based upon changes in various base interest rates.  Recently, interest rates have trended upwards in major global financial markets.  These interest rate trends have resulted in increases in the base rates upon which our interest rates are determined.  Continued increases in interest rates could have a material adverse effect on our financial position, results of operations and cash flows, particularly if such increases are substantial.  In addition, interest rate trends could affect global economic conditions.

We rely on a small number of customers for a substantial portion of our sales, and declines in sales to these customers could adversely affect our operating results.

Most of our sales come from a small number of customers.  Sales to our ten largest customers accounted for 61.8% of our net sales during the first half of fiscal 2007, and sales to three customers each accounted for more than 10% of our net sales for that period.  We depend on the continued growth, viability and financial stability of our customers, substantially all of which operate in an environment characterized by rapid technological change, short product life cycles, consolidation and pricing and margin pressures.  We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.  Consolidation among our customers may further concentrate our business in a limited number of customers and expose us to increased risks related to dependence on a small number of customers.  In addition, a significant reduction in sales to any of our large customers or significant pricing and margin pressures exerted by a key customer would adversely affect our operating results.  In the past, some of our large customers have significantly reduced or delayed the volume of manufacturing services ordered from us as a result of changes in their business, consolidations or divestitures or for other reasons.  In particular, certain of our customers have from time to time entered into manufacturing divestiture transactions with other

EMS companies, and such transactions could adversely affect our revenues with these customers.  We cannot assure you that present or future large customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us, any of which would adversely affect our operating results.

Restructuring of our operations may adversely affect our financial condition and operating results.

We have incurred expenses related to restructuring of our operations in the past, and we anticipate incurring additional restructuring expenses in fiscal 2007.  For example, since November 2006, we have begun to focus on joint development manufacturing rather than original design manufacturing to better assist our OEM customers in developing and introducing new products to the market that are more closely aligned to the needs of their customers.  In addition, we have moved, and we intend to continue moving, our operations from higher-cost to lower-cost locations to increase profitability.  We have incurred unanticipated costs related to the transfer of operations to lower-cost locations, including costs related to integrating new facilities, managing operations in dispersed locations and realigning our business processes.  We also have incurred costs related to workforce reductions, work stoppages and labor unrest resulting from the closure of our facilities in higher cost locations, and we may incur similar costs in the future.  We expect to record additional charges related to these actions during fiscal 2007 and beyond, but we cannot be certain as to the actual amount of the charges or the timing of their recognition for financial reporting purposes.  We may need to take additional restructuring charges in the future if our business declines or improves at a slower pace than we anticipate or if the expected benefits of recently completed and currently planned restructuring activities do not materialize.

If our backlog decreases in the future, our operating results may be adversely affected.

Our backlog decreased from $1.8 billion as of the end of fiscal 2005 to $1.5 billion as of the end of fiscal 2006 to $1.4 billion as of March 31, 2007.  We cannot predict the extent to which our backlog will fluctuate in the future.  Due to the relatively fixed nature of the costs we incur to run our business, a significant decline in customer orders could adversely affect our profit margins because our relatively high fixed costs would need to be satisfied from less revenue.  If our backlog declines, or business conditions change for the worse in the future, these events could adversely affect our results of operations and financial condition.

Consolidation in the electronics industry may adversely affect our business.

Consolidation in the electronics industry may increase as companies combine to achieve further economies of scale and other synergies.  Consolidation in the electronics industry could result in an increase in excess manufacturing capacity as companies seek to divest manufacturing operations or eliminate duplicative product lines.  Excess manufacturing capacity has increased, and may continue to increase, pricing and competitive pressures for the EMS industry as a whole and for us in particular.  Consolidation could also result in an increasing number of very large electronics companies offering products in multiple sectors of the electronics industry.  The significant purchasing and market power of these large companies could increase pricing and competitive pressures for us.  If one of our customers is acquired by another company that does not rely on us to provide services and has its own production facilities or relies on another provider of similar services, we may lose that customer’s business.  Any of the foregoing results of industry consolidation could adversely affect our business.

Our failure to comply with applicable environmental laws could adversely affect our business.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances and wastes in the ordinary course of our manufacturing operations.  We also are subject to laws and regulations governing the recyclability of products, the materials that may be included in products, and the obligations of a manufacturer to dispose of these products after end users have finished using them.  If we violate environmental laws, we may be held liable for damages and the costs of remedial actions and we may be subject to revocation of permits necessary to conduct our businesses.  We cannot assure you that we will not violate environmental laws and regulations in the future as a result of human error, equipment failure, our inability to obtain permits or other causes.  Any permit revocations could require us to cease or limit production at one or more of our facilities, which could adversely affect our business, financial condition and operating results.  Although we estimate our potential liability with respect to violations or alleged violations and reserve for such liability, we cannot assure you that any accruals will be sufficient to cover the actual costs that we incur as a result of these violations or alleged violations.  Our failure to comply with applicable environmental laws and regulations could limit our ability to expand facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with these laws and regulations.

Over the years, environmental laws have become, and in the future may continue to become, more stringent, imposing greater compliance costs and increasing risks and penalties associated with violations.  We operate in several environmentally sensitive locations and are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups.  Changes in or restrictions on discharge limits, emissions levels, permitting requirements and material storage or handling could require a higher than anticipated level of operating expenses and capital investment or, depending on the severity of the impact of the foregoing factors, costly plant relocation.

In addition, the electronics industry became subject to the European Union’s Restrictions of Hazardous Substances, or RoHS, and Waste Electrical and Electronic Equipment, or WEEE, directives which took effect beginning in 2005.  Parallel initiatives are being proposed in other jurisdictions, including several states in the United States and the People’s Republic of China.  RoHS prohibits the use of lead, mercury and certain other specified substances in electronics products and WEEE requires industry OEMs to assume responsibility for the collection, recycling and management of waste electronic products and components.  We are in the process of making our manufacturing process RoHs compliant.  In the case of WEEE, the compliance responsibility rests primarily with OEMs rather than with EMS companies.  However, OEMs may turn to EMS companies for assistance in meeting their WEEE obligations.  In the event we are not able to make our manufacturing obligations fully RoHS compliant, we could be unable to certify compliance to our customers and could incur substantial costs, including fines and penalties, as well as liability to our customers.  In addition, we may incur costs related to inventories containing restricted substances that are not consumed by the RoHS effective dates.

We are potentially liable for contamination of our current and former facilities, including those of the companies we have acquired, which could adversely affect our business and operating results in the future.

We are potentially liable for contamination at our current and former facilities, including those of the companies we have acquired.  These liabilities include ongoing investigation and remediation activities at a number of sites.  Currently, we are unable to anticipate whether any third-party claims will be brought against us for this contamination.  We cannot assure you that third-party claims will not arise and will not result in material liability to us.  In addition, there are several sites that are known to have groundwater contamination caused by a third party, and that third party has provided an indemnity to us for the liability.  Although we do not currently expect to incur liability for clean-up costs or expenses at any of these sites, we cannot assure you that we will not incur such liability or that any such liability would not be material to our business and operating results in the future.

Our key personnel are critical to our business, and we cannot assure you that they will remain with us.

Our success depends upon the continued service of our executive officers and other key personnel.  Generally, these employees are not bound by employment or non-competition agreements.  We cannot assure you that we will retain our officers and key employees, particularly our highly skilled design, process and test engineers involved in the manufacture of existing products and development of new products and processes.  The competition for these employees is intense.  In addition, if Jure Sola, our chairman and chief executive officer, or one or more of our other executive officers or key employees, were to join a competitor or otherwise compete directly or indirectly with us or otherwise be unavailable to us, our business, operating results and financial condition could be adversely affected.

Unanticipated changes in our tax rates or in our assessment of the realizability of our deferred tax assets or exposure to additional income tax liabilities could affect our operating results and financial condition.

We are subject to income taxes in both the United States and various foreign jurisdictions.  Significant judgment is required in determining our worldwide provision for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain.  Our effective tax rates could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws as well as other factors.  Our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision.  Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions which could affect our operating results.

We have recorded goodwill impairment losses in the past and there can be no assurance that we will not be required to record additional goodwill impairment or long-lived asset impairment charges in the future.

During the quarters ended April 2, 2005 and September 30, 2006, we recorded goodwill impairment losses of $600.0 million and $3.8 million, respectively.  The factors that led us to record a write-off of our deferred tax assets, which primarily related to U.S. operations, coupled with a decline in the market price of our common stock, led us to record the $600.0 million goodwill impairment loss.  In particular, the shift of operations from U.S. facilities and other facilities in high cost locations to facilities in lower-cost locations has resulted in restructuring charges and a decline in sales with respect to our U.S. operations.  In the event that the results of operations do not stabilize or improve, or the market price of our common stock declines further or does not rise, we could be required to record additional goodwill impairment or other long-lived asset impairment charges during fiscal 2007 or in future periods.  Although these goodwill impairment charges are of a non-cash nature, they do adversely affect our results of operations in the periods in which such charges are recorded.

We are subject to risks arising from our international operations.

We conduct our international operations primarily in Asia, Latin America, Canada and Europe, and we continue to consider additional opportunities to make foreign acquisitions and construct new foreign facilities.  We generated 75.3% of our net sales from non-U.S. operations during the first half of fiscal 2007, and a significant portion of our manufacturing material was provided by international suppliers during this period.  During fiscal 2006, we generated 75.1% of our net sales from non-U.S. operations.  As a result of our international operations, we are affected by economic and political conditions in foreign countries, including:

•                  the imposition of government controls;

•                  export license requirements;

•                  political and economic instability, including armed conflicts;

•                  trade restrictions;

•                  changes in tariffs;

•                  labor unrest and difficulties in staffing;

•                  inflexible employee contracts in the event of business downturns;

•                  coordinating communications among and managing international operations;

•                  fluctuations in currency exchange rates;

•                  increases in duty and/or income tax rates;

•                  earnings repatriation restrictions;

•                  difficulties in obtaining export licenses;

•                  misappropriation of intellectual property; and

•                  constraints on our ability to maintain or increase prices.

To respond to competitive pressures and customer requirements, we may further expand internationally in lower cost locations, particularly in Asia, Eastern Europe and Latin America.  As we pursue continued expansion in these locations, we may incur additional capital expenditures.  In addition, the cost structure in certain countries that are now viewed as low-cost may increase as economies develop or as such countries join multinational economic communities or organizations.  For example, Hungary, in which we have operations, is in the process of joining the European Union, and it is possible that costs in Hungary could therefore increase.  As a result, we may need to continue to seek out new locations with lower costs and the employee and infrastructure base to support electronics manufacturing.  We cannot assure you that we will realize the anticipated strategic benefits of our international operations or that our international operations will contribute positively to, and not adversely affect, our business and operating results.

We are subject to risks of currency fluctuations and related hedging operations.

A portion of our business is conducted in currencies other than the U.S. dollar.  Changes in exchange rates among other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues.  For example, we incurred foreign exchange losses due to the decline in the value of the U.S. dollar as compared to the Euro and many other currencies during fiscal 2005 and fiscal 2006.  To date, these losses have not been material to our results of operations.  However, we cannot predict the impact of future exchange rate fluctuations and continued fluctuations in the value of the U.S. dollar as compared to the Euro and other currencies in which we transact business could adversely affect our operating results.

In addition, certain of our subsidiaries that have non-U.S. dollar functional currencies transact business in U.S. dollars.  We use financial instruments, primarily short-term foreign currency forward contracts, to hedge U.S. dollar and other currency commitments arising from trade accounts receivable, trade accounts payable and fixed purchase obligations.  If these hedging activities are not successful or we change or reduce these hedging activities in the future, we may experience significant unexpected expenses from fluctuations in exchange rates.

We may not be successful in implementing strategic transactions, including business acquisition and divestitures, and we may encounter difficulties in completing these transactions and integrating acquired businesses or in realizing anticipated benefits of strategic transactions, which could adversely affect our operating results.

We seek to undertake strategic transactions that give us the opportunity to access new customers and new end-customer markets, to obtain new manufacturing and service capabilities and technologies, to enter new geographic manufacturing locations, to lower our manufacturing costs and improve the margins on our product mix, and to further develop existing customer relationships.  Strategic transactions may involve difficulties, including the following:

•                  integrating acquired operations and businesses;

•                  allocating management resources;

•                  scaling up production and coordinating management of operations at new sites;

•                  separating operations or support infrastructure for entities divested;

•                  managing and integrating operations in geographically dispersed locations;

•                  maintaining customer, supplier or other favorable business relationships of acquired operations and terminating unfavorable relationships;

•                  integrating the acquired company’s systems into our management information systems;

•                  separating management information systems for entities to be divested;

•                  addressing unforeseen liabilities of acquired businesses;

•                  operating in the geographic market or industry sector of the business acquired in which we have little or no experience;

•                  improving and expanding our management information systems to accommodate expanded operations; and

•                  losing key employees of acquired operations.

Any of these factors could prevent us from realizing the anticipated benefits of a strategic transaction, and our failure to realize these benefits could adversely affect our business and operating results.  We may not be successful in identifying future strategic opportunities or in consummating any strategic transactions that we pursue on favorable terms, if at all.  Although our goal is to improve our business and maximize stockholder value, any transactions that we complete may impair stockholder or debtholder value or otherwise adversely affect our business and the market price of our stock.  Moreover, any such transaction may require us to incur related charges, and may pose significant integration challenges and/or management and business disruptions, any of which could harm our operating results and business.

We may divest our PC business or lose a major customer of that business.

We recently announced that we intend to create a more separable business unit that includes our personal business computers and industry standard servers and their related build-to-order, configure-to-order and logistics operations.  We are actively engaged in discussions with third parties to explore strategic opportunities with respect to our PC business, including the potential divestiture of all or a portion of its operations.  As we are still in the process of discussing and evaluating potential opportunities with third parties and our customers, we do not yet know the timing, structure or terms any transaction might take or whether any transaction will occur.  However, we would expect any transaction, whether it involves a full or a partial disposition of our PC business, to materially reduce our net sales, our operating income and cash flows going forward.

Further, one of the three major customers of our PC business has indicated to us that it intends eventually to manufacture its products internally, thereby terminating its manufacturing relationship with our PC business.  We are not able to inform you if or when this transition will occur.  Whether or not we complete a transaction involving our PC business or even if this customer’s business were not included in any such transaction, we would expect a material reduction in our net sales, operating income and cash flows if this customer terminated its manufacturing relationship with us.  Our PC segment as a whole, which does not include its associated logistics activities and which may or may not reflect the business operations ultimately included in any divestiture, had net sales of approximately $3.2 billion and approximately $1.6 billion during fiscal 2006 and the six months ended March 31, 2007, respectively.  For certain historical financial information regarding our PC segment as a whole, see note 12 to our interim financial statements for the quarterly period ended March 31, 2007 included in our Quarterly Report on Form 10-Q for such period and note 22 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

In addition to the foregoing, we also intend to sell certain other underperforming non-strategic assets.

If we are unable to protect our intellectual property or infringe, or are alleged to infringe, upon intellectual property of others, our operating results may be adversely affected.

We rely on a combination of copyright, patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We cannot be certain that the steps we have taken will prevent unauthorized use of our technology.  Our inability to protect our intellectual property rights could diminish or eliminate the competitive advantages that we derive from our proprietary technology.

We may become involved in litigation in the future to protect our intellectual property or because others may allege that we infringe on their intellectual property.  These claims and any resulting lawsuits could subject us to significant liability for damages and invalidate our proprietary rights.  In addition, these lawsuits, regardless of their merits, likely would be time consuming and expensive to resolve and would divert management’s time and attention.  Any potential intellectual property litigation alleging our infringement of a third-party’s intellectual property also could force us or our customers to:

•                  stop producing products that use the challenged intellectual property;

•                  obtain from the owner of the infringed intellectual property a license to sell the relevant technology at an additional cost, which license may not be available on reasonable terms, or at all; and

•                  redesign those products or services that use the infringed technology.

Any costs we incur from having to take any of these actions could be substantial.

We and the customers we serve are vulnerable to technological changes in the electronics industry.

Our customers are primarily OEMs in the communications, high-end computing, personal computing, aerospace and defense, medical, industrial controls and multimedia sectors.  These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence.  If our customers are unable to develop products that keep pace with the changing technological environment, our customers’ products could become obsolete and the demand for our services could decline significantly.  In addition, our customers may discontinue or modify products containing components that we manufacture or develop products requiring new manufacturing processes.  If we are unable to offer technologically advanced, easily adaptable and cost effective manufacturing services in response to changing customer requirements, demand for our services will decline.  If our customers terminate their purchase orders with us or do not select us to manufacture their new products, our operating results could be adversely affected.

We may experience component shortages, which could cause us to delay shipments to customers and reduce our revenue and operating results.

We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components we incorporate into our products.  We have experienced, and may continue to experience, delays in component deliveries, which in turn could cause delays in product shipments and require the redesign of certain products.  In addition, if we are unable to procure necessary components under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, our results of operations could suffer.  In the past, we have experienced shortages of application-specific integrated circuits, capacitors and connectors as well as other components.  We may experience component shortages from time to time in the future.  Unanticipated component shortages have prevented us from making scheduled shipments to customers in the past and may do so in the future.  Our inability to make scheduled shipments could cause us to experience a shortfall in revenue, increase our costs and adversely affect our relationship with the affected customer and our reputation generally as a reliable service provider.  Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components.  In addition, we may purchase components in advance of our requirements for those components as a result of a threatened or anticipated shortage.  In this event, we will incur additional inventory carrying costs, for which we may not be compensated, and have a heightened risk of exposure to inventory obsolescence.  As a result, component shortages could adversely affect our operating results for a particular period due to the resulting revenue shortfall and increased manufacturing or component costs.

If we manufacture or design defective products, or if our manufacturing processes do not comply with applicable statutory and regulatory requirements, demand for our services may decline and we may be subject to liability claims.

We manufacture products to our customers’ specifications, and in some cases our manufacturing processes and facilities may need to comply with applicable statutory and regulatory requirements.  For example, medical devices that we manufacture, as well as the facilities and manufacturing processes that we use to produce them, are regulated by the Food and Drug Administration.  In addition, our customers’ products and the manufacturing processes that we use to produce them often are highly complex.  As a result, products that we manufacture or design may at times contain design or manufacturing defects, and our manufacturing processes may be subject to errors or may not be in compliance with applicable statutory and regulatory requirements.  Defects in the products we manufacture or design may result in delayed shipments to customers or reduced or cancelled customer orders.  If these defects or deficiencies are significant, our business reputation may also be damaged.  The failure of the products that we manufacture or design or of our manufacturing processes and facilities to comply with applicable statutory and regulatory requirements may subject us to legal fines or penalties and, in some cases, require us to shut down or incur considerable expense to correct a manufacturing program or facility.  In addition, these defects may result in liability claims against us.  The magnitude of such claims may increase as we expand our medical, automotive, and aerospace and defense manufacturing services because defects in medical devices, automotive components and aerospace and defense systems could seriously harm users of these products.  Even if our customers are responsible for the defects, they may not, or may not have the resources to assume responsibility for any costs or liabilities arising from these defects.

The filing of restated financial statements could adversely affect our financial results.

We completed an investigation of our accounting for stock options in October 2006.  Based on the results of this investigation on January 3, 2007, we filed a comprehensive Form 10-K for fiscal 2006 which restated our consolidated financial statements for prior years.  As a result of this activity, we have become subject to the following significant risks.  Each of these risks could have an adverse effect on our business, financial condition and results of operations:

•                  we are subject to significant pending civil litigation, including shareholder class action lawsuits and derivative claims made on behalf of us, the defense of which will require us to devote significant management attention and to incur significant legal expense and which litigation, if decided against us, could require us to pay substantial judgments, settlements or other penalties;

•                  we are subject to an ongoing informal investigation by the SEC and other governmental agencies which could require significant management time and attention and cause us to incur significant accounting and legal expense, the results of which could require us to pay substantial fines or other penalties;

•                  we are subject to the risk of additional litigation and regulatory proceedings or actions; and

•                  many members of our senior management team and our Board of Directors have been and will be required to devote a significant amount of time on matters relating to the continuing informal SEC and other governmental agencies investigations, remedial efforts and related litigation.

If our products are subject to warranty or liability claims, we may incur significant costs.

Our customers may experience defects in our designs or deficiencies with respect to our manufacturing services.  We may be exposed to warranty or manufacturers’ liability claims as a result of these defects or deficiencies, and some claims may relate to customer product recalls.  We also design products on a contract basis or jointly with our customers.  The design services that we provide can expose us to different or greater potential liabilities than those we face when providing our regular manufacturing services.  For example, we have increased exposure to potential product liability claims resulting from injuries caused by defects in products we design, as well as potential claims that products we design infringe third-party intellectual property rights.  Such claims could subject us to significant liability for damages and, regardless of their merits, could be time-consuming and expensive to resolve.  We also may have greater potential exposure from warranty claims and from product recalls due to problems caused by product design.  A claim for damages arising from such defects or deficiencies could have a material adverse effect on our business, results of operations and financial condition.  A claim for such damages, or a product recall conducted by one of our customers, also could have an adverse effect on our business reputation.

We may not have sufficient insurance coverage for certain of the risks and liabilities we assume in connection with the products and services we provide to our customers.

We carry various forms of business and liability insurance that we believe are typical for companies in our industry.  However, we may not have sufficient insurance coverage for certain risks and liabilities we assume in connection with the products and services we provide to our customers, such as potential warranty, product liability and product recall claims.  Such liability claims may only be partially covered under our insurance policies.  We continue to monitor the insurance marketplace to evaluate the need to obtain additional insurance coverage in the future.  Costs associated with potential claims and liabilities for which we do not have sufficient insurance coverage could have a material adverse effect on our results of operations, financial condition and liquidity.

Changes in financial accounting standards or policies have affected, and in the future may affect, our reported financial condition or results of operations.  Additionally, changes in securities laws and regulations have increased, and are likely to continue to increase, our operating costs.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States, or U.S. GAAP.  These principles are subject to interpretation by the FASB, the American Institute of Certified Public Accountants (AICPA), the SEC and various bodies formed to interpret and create appropriate accounting policies.  A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions which are completed before a change is announced.

Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition, off-balance sheet transactions, stock-based compensation, restructurings, asset disposals and asset retirement obligations, intangible assets, derivative and other financial instruments and in-process research and development charges, have recently been revised or are under review.  Changes to those rules or the questioning of how we interpret or implement those rules may have a material adverse effect on our reported financial results or on the way we conduct business.  In addition, our preparation of financial statements in accordance with U.S. GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period.  A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

The Sarbanes-Oxley Act of 2002 required changes in our corporate governance, public disclosure and compliance practices.  The number of rules and regulations applicable to us has increased and will continue to increase our legal and financial compliance costs and have made some activities more difficult, such as by requiring stockholder approval of new option plans.  We also expect these developments to make it more difficult and more expensive to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.  These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.  In addition, in connection with our Section 404 certification process, we may identify from time to time deficiencies in our internal controls.  Any material weakness or deficiency in our internal controls over financial reporting could materially and negatively impact our reported financial results and the market price of our stock could significantly decline.  Additionally, adverse publicity related to the disclosure of a material weakness or deficiency in internal controls over financial reporting could have a negative impact on our reputation, business and stock price.

We are subject to risks associated with natural disasters and global events.

We conduct a significant portion of our activities including manufacturing, administration and data processing at facilities located in the State of California and other seismically active areas that have experienced major earthquakes in the past, as well as other natural disasters.  Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits.  Such coverage may not be adequate or continue to be available at commercially reasonable rates and terms.  In the event of a major earthquake or other disaster affecting one or more of our facilities, it could significantly disrupt our operations, delay or prevent product manufacture and shipment for the time required to transfer production, repair, rebuild or replace the affected manufacturing facilities.  This time frame could be lengthy and result in significant expenses for repair and related costs.  In addition, concerns about terrorism or an outbreak of epidemic diseases could have a negative effect on travel and our business operations and result in adverse consequences on our business and results of operations.

THE OFFER

1.             Eligibility.

You are an “eligible employee” if you are a non-U.S. employee of Sanmina-SCI in the participating locations and you remain employed by Sanmina-SCI or a successor entity through the date on which the exchanged options are cancelled.  In addition, Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded from the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007, are “eligible employees”.

To receive a grant of new options, you must remain employed by Sanmina-SCI or a successor entity through the new option grant date, which will be the same U.S. business day as the cancellation date.  If you do not remain employed by Sanmina-SCI or a successor entity through the new option grant date, you will keep your current eligible options and they will be treated in accordance with their terms and conditions.  If we do not extend the offer, the new option grant date will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  Subject to applicable local legal requirements, your employment with Sanmina-SCI will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.  In order to vest in your new options, you must remain an employee or other service provider through each relevant vesting date.

2.             Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.  In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be either (i) discount options, or (ii) non-discount options granted prior to October 1, 2006 with an exercise price per share greater than or equal to $4.01.  For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.  Non-discount options with an exercise price per share less than or equal to $4.00 may not be exchanged in the offer.  Non-discount options granted after October 1, 2006 may not be exchanged in this offer.

In connection with the exchange, for optionees subject to U.S. tax law, the exercise price of discount options will be amended on the new option grant date so that the amended exercise price of the discount options will equal the fair market value of the underlying stock on the original date of grant.  Immediately following this amendment, the discount options, together with the eligible non-discount options, will be cancelled and you will receive new options with an exercise price equal to the fair market price of our common stock on the new option grant date.  The exercise price per share of all new options will be no less than the fair market value of our common stock, which would be the closing price reported by the Nasdaq Global Select Market for our common stock on the new option grant date, which is expected to be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

You may choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage).  We are not otherwise accepting partial tenders of option grants.  However, you may elect to exchange the remaining portion of an option grant that you have partially exercised.  As a result, you may elect to exchange certain of your eligible options, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may either elect to exchange all eligible options or some of your eligible options.  These are your only choices in the above example.  You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or to exchange only the shares under the second and third option grants but not under the first option grant.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Sanmina-SCI.  Any such portion of an option grant may not be exchanged in this offer (even if title to that portion of the option grant is held by an eligible employee).  However, the portion beneficially owned by the eligible employee may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares.  For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all.  These are your only choices with respect to this option grant.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

•                  Exchanged options granted with an exercise price per share less than or equal to $6.00, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•                  Exchanged options granted with an exercise price per share greater than or equal to $6.01, but less than or equal to $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every one point three (1.3) exchanged options; and

•                  Exchanged options granted with an exercise price per share greater than $11.01, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock.  For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to point five (.5) rounded up to the nearest whole new option and fractional options less than point five (.5) rounded down to the nearest whole new option).

The exchange ratios apply to each of your option grants separately.  This means that the various options you have received may be subject to different exchange ratios.

Example 1

If you exchange 5,000 options with an exercise price per share of $4.25, you will receive 5,000 new options.

Example 2

If you exchange 5,000 options with an exercise price per share of $6.50, you will receive 3,846 new options.

Example 3

If you exchange 5,000 options with an exercise price per share of $11.25, you will receive 1,667 new options.

Example 4

If you exchange (i) 5,000 options that were granted in January 2005 with an exercise price per share of $7.25, and (ii) 5,000 options that were granted in May 2005 with an exercise price per share of $4.65, then all of the following apply:

•                  If you wish to exchange your January 2005 option and/or your May 2005 option, you must exchange all of the outstanding, unexercised shares subject to the option.

•                  In exchange for the options granted in January 2005, you will receive 3,846 new options.

•                  In exchange for the options granted in May 2005, you will receive 5,000 new options.

All new options will be subject to the terms of our 1999 Stock Plan, and to an option agreement entered into between you and Sanmina-SCI.  The current form of option agreement under the 1999 Stock Plan is attached as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed.

The expiration date for this offer will be 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office, unless we extend the offer.  We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.             Purpose of the offer.

We commenced the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options on March 19, 2007, which expired on May 15, 2007, and did not include our non-U.S. employees and certain of our executive officers.  We are making this offer to include non-U.S. employees in the participating locations and Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning).

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value.

In addition, certain of the eligible options are discount options.  That is they were granted with an exercise price less than the fair market value of the underlying stock on the date of grant.  Unfortunately, for optionees subject to U.S. taxation, recently enacted tax legislation under Section 409A provide that discount options will cause the optionees to be subjected to unfavorable U.S. tax consequences that did not apply at the time of the grant of the option.  Certain eligible options may cause the optionees to be subjected to these same unfavorable U.S. tax consequences.  If the options are exchanged for new options, the unfavorable U.S. tax consequences, as described in Section 14 of this Offer to Exchange, will be eliminated and our incentive and/or retention goals for these options will be maintained.

In deciding whether to tender eligible options, you should know that Sanmina-SCI continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets.  At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions.

We recently announced that we intend to create a more separable business unit that includes our personal business computers and industry standard servers and their related build-to-order, configure-to-order and logistics operations. We refer to this business unit in this report as our PC business. We are actively engaged in discussions with third parties to explore strategic opportunities with respect to our PC business, including the potential divestiture of all or a portion of its operations. We believe that these potential opportunities will permit us to focus on our core EMS business and also enable certain cost savings. As we are still in the process of discussing and evaluating potential opportunities with third parties and our customers, we do not yet know the timing, structure or terms any transaction might take or whether any transaction will occur. However, we would expect any transaction, whether it involves a full or a partial disposition of our PC business, and without taking into account potential cost savings, including any interest expense savings which might result from the repayment of debt out of the proceeds of a disposition, to materially reduce our net sales, our operating income and cash flows going forward.  We also have plans to sell certain non-strategic assets, including but not limited to certain EMS operations, servers and scaling technology, and our memory modules division.

We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers.

In addition, in the ordinary course of business, we make changes in the composition and structure of our board of directors and/or management, and we expect that we will continue to make changes in this regard.  On August 20, 2007, our board of directors appointed Joseph R. Bronson to serve as our President and Chief Operating Officer.  Mr. Bronson was also elected to serve as a member of our board of directors.  In addition, Joseph G. Licata, Jr. was elected to serve as a member of our board of directors on August 20, 2007.

Further, in the ordinary course of business, we have amended our bylaws in the past, and we may do so in the future, including for the issuance and transfer of our stock through a direct registration system.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                  Any extraordinary transaction, such as a merger, reorganization or liquidation involving Sanmina-SCI;

•                  Any purchase, sale or transfer of a material amount of our assets;

•                  Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  Any other material change in our corporate structure or business;

•                  Our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  The acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•                  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors.  You must make your own decision about whether to participate in this offer.

4.             Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary.  To participate in this offer, you must do the following before 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office:

1.     Properly complete and sign the attached Election Form.

2.              If you work in the U.S., deliver or send via facsimile at (408) 964-3096 the completed and signed Election Form to Richard Edde; if you work outside the U.S., deliver the completed and signed Election Form to the Human Resources representative named in the Election Form provided by your local office.

The expiration date will be 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office, unless we extend the offer.  The cancellation date will be the same U.S. business day as the expiration date.  This is the date when exchanged options will be cancelled.  We expect that the cancellation date will be 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  If the expiration date is extended, then the cancellation date will be similarly extended.

If you participate in this offer, you may exchange some or all of your eligible options.  To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding eligible options.

Your election to participate becomes irrevocable after 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.  You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the expiration date, as described in Section 5.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election or Withdrawal Form we receive before the expiration date.

The delivery of all documents, including Election Forms, is at your risk.  Only documents that are complete, signed and actually received by Richard Edde, if you work in the U.S., or by the Human Resources representative named in the Election Form provided by your local office, if you work outside the U.S.,  by the deadline will be accepted.  We intend to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail or mail dated or postmarked within four (4) U.S. business days of the receipt of your Election Form and/or any Withdrawal Form.  If you have not received an e-mail or letter confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for exchange will constitute a binding agreement between Sanmina-SCI and you upon the terms and subject to the conditions of this offer.

5.             Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 9:00 p.m., California Time, on September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 6:00 p.m., Eastern Time, on September 24, 2007, you may withdraw your tendered options at any time thereafter.

To validly withdraw the options that you previously elected to exchange, if you work in the U.S. you must deliver or send via facsimile at (408) 964-3007 or (408) 964-3096 the completed and signed Withdrawal Form to Richard Edde while you still have the right to withdraw the options.  If  you work outside the U.S., you must while you still have the right to withdraw the options, deliver the completed and signed Withdrawal Form to the Human Resources representative named in the Withdrawal Form provided by your local office.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date.

You may not rescind any withdrawal.  All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange some or all of your eligible options before the expiration date.  To re-elect to exchange some or all of your eligible options, you must deliver the completed and signed Election Form to Richard Edde, if you work in the U.S., or to the Human Resources representative named in the Election Form provided by your local office, if you work outside the U.S., before the expiration date by following the procedures described in Section 4 of this Offer to Exchange.  This new Election Form must be properly completed, signed and dated after your original Election Form and after your Withdrawal Form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any Withdrawal Forms and any new Election Forms, is at your risk.  Only documents that are complete, signed and actually received by Richard Edde, if you work in the U.S., or by the Human Resources representative named in the Election Form provided by your local office, if you work outside the U.S.,  by the deadline will be accepted.  We intend to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail or mail dated or postmarked within four (4) U.S. business days of the receipt of your Election Form and/or any Withdrawal Form.  If you have not received an e-mail or letter confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form.

6.             Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and increase the exercise price of discount options so that the exercise price of such options equal the fair market value of the underlying stock on their respective original dates of grant.  Immediately following this amendment, we will cancel all eligible options (discount and non-discount options) properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options.  This notice may be made by press release, e-mail or other method of communication.  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same U.S. business day as the cancellation date.  We expect the new option grant date to be September 24, 2007 or as specified in the Summary of the Offer to Exchange provided by your local office.  All new options will be granted under our 1999 Stock Plan and will be subject to an option agreement between you and Sanmina-SCI.  The number of new options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this Offer to Exchange.  Promptly after the expiration date, we will send you your new option agreement.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.  As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with certain options (see Section 14 of this Offer to Exchange).

7.             Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•                  There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•                  There will have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•                  the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•                  if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•                  A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•                  any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•                  There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•                  A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed;

•                  Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•                  Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•                  Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Sanmina-SCI.

If any of the above events occur, we may:

•                  Terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•                  Complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•                  Amend the terms of the exchange offer; or

•                  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will be deemed a waiver of the triggered condition.  Waivers of any material conditions require that at least five business days remain in the tender offer following the date of the waiver.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.  However, eligible employees may challenge our determinations in regards to the conditions described in this Section 7 and, in certain circumstances, be entitled to remedies that may be available under applicable law.  The judgments of courts of law in a competent jurisdiction are generally considered final and binding in such matters.

8.             Price range of shares underlying the options.

The Sanmina-SCI common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “SANM.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ended September 30, 2007
1st Quarter	$4.44	$3.42
2nd Quarter	$3.94	$3.24
Fiscal Year Ended September 30, 2006
1st Quarter	$4.73	$3.45
2nd Quarter	$4.95	$3.66
3rd Quarter	$5.85	$3.90
4th Quarter	$4.90	$3.04
Fiscal Year Ended October 1, 2005
1st Quarter	$9.35	$6.95
2nd Quarter	$8.68	$4.64
3rd Quarter	$5.82	$3.74
4th Quarter	$6.02	$4.03

On July 18, 2007, the last reported sale price of our common stock, as reported by the Nasdaq Global Select Market was $3.21 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.             Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange.  Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on exchange ratios described in Section 2 of this Offer to Exchange.  For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to point five (.5) rounded up to the nearest whole new option and fractional options less than point five (.5) rounded down to the nearest whole new option).

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 4,467,405 shares of our common stock, or approximately 0.8% of the total shares of our common stock outstanding as of July 18, 2007.

General terms of new options.

New options will be granted under our 1999 Stock Plan.  All new options will be subject to the terms of the 1999 Stock Plan and to an option agreement between you and Sanmina-SCI.  The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights.  However, you should note that your new options will be classified for U.S. tax purposes as nonstatutory stock options even if your exchanged options were incentive stock options and the vesting schedule of your new option grant will differ from your exchanged option, as described below.

The following description summarizes the material terms of our 1999 Stock Plan.  Our statements in this Offer to Exchange concerning the plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the 1999 Stock Plan, and the form of option agreement under the 1999 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please contact us at Sanmina-SCI Corporation, 2700 North First Street, San Jose, California, 95134, Attention: Richard Edde (telephone: (408) 964-3242), to receive a copy of the 1999 Stock Plan, and the form of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

1999 Stock Plan.

Our 1999 Stock Plan permits the granting of incentive stock options, nonstatutory stock options, stock purchase rights and restricted stock units.  The maximum number of common shares subject to options currently outstanding under our 1999 Stock Plan is approximately 39,889,667 shares.  As of July 18, 2007, the maximum number of shares available for future issuance under the 1999 Stock Plan was 7,177,094.  Our 1999 Stock Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator.  Subject to the other provisions of our 1999 Stock Plan, the administrator has the power to determine the terms, conditions and restrictions of the options granted, including the number of options and the vesting schedule.

Exercise price.

The exercise price of an option granted under our 1999 Stock Plan generally is determined by the administrator; provided, however, that the exercise price of an incentive stock option will be no less than 100% of the fair market value of a share of our common stock on the date of grant.  In the case of a nonstatutory stock option, the exercise price will be determined by the administrator; provided, however, that in the case of a nonstatutory stock option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code, the per share exercise price will be no less than 100% of the fair market value of a share of our common stock on the date of grant.

Vesting.

The vesting applicable to an option granted under our 1999 Stock Plan generally is determined by the administrator in accordance with the terms of our 1999 Stock Plan.  The new options granted under this offer will be subject to a vesting cliff, and no portion of the new options will be vested on the new option grant date.  After the vesting cliff, your new options will vest on an annual basis over three (3) years.

•                  As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the first anniversary of the new option grant date, your new options will expire unvested, and you will not be able to exercise any portion of your new options.

•                  Vesting on any date is subject to your continued service to Sanmina-SCI through each relevant vesting date.

•                  We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding down to the nearest whole number of new options that will vest on a particular vesting date.

Adjustments upon certain events.

Events occurring before the new option grant date.  Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sanmina-SCI is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them.  If Sanmina-SCI is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options.  Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program.  Termination of your employment for this or any other reason before the new option grant date means that subject to applicable local legal requirements the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date.  If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number and purchase price of shares subject to each new option.

If we liquidate or dissolve, your outstanding new options will terminate immediately before the consummation of the liquidation or dissolution.  The administrator may, however, provide that you have the right to exercise your option until ten (10) days prior to such transaction, including shares which otherwise would not be exercisable, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent an option has not previously been exercised, an option will terminate immediately prior to the consummation of such proposed action.

Our 1999 Stock Plan provides that if we merge or if our property or stock is acquired by another corporation, each option will be assumed by the successor corporation or an equivalent option may be substituted for the option by the successor corporation.  If an option is not so assumed or substituted for, the options will accelerate and become fully exercisable.

Transferability of options.

Options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement.  In the event of your death, any person who acquires the right to exercise the new options by bequest or inheritance may exercise vested options in accordance with the terms of the 1999 Stock Plan and the option agreement.

Registration of shares underlying new options.

All of the shares of Sanmina-SCI common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Sanmina-SCI for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer.  If you are a citizen or resident of the U.S., but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.          Information concerning Sanmina-SCI.

Our principal executive offices are located at 2700 North First Street, San Jose, California 95134, and our telephone number is (408) 964-3500.  If you work in the U.S., questions regarding this option exchange should be directed to Richard Edde at Sanmina-SCI at (408) 964-3242.  If you work outside the U.S., questions regarding this option exchange should be directed to the Human Resources representative named in the Election Form provided by your local office.

We are a leading independent global provider of customized, integrated electronics manufacturing services, or EMS. We provide these comprehensive services primarily to original equipment manufacturers, or OEMs, in the communications, computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical, and automotive industries. The combination of our advanced technologies, extensive manufacturing expertise and economies of scale enables us to meet the specialized needs of our customers in these markets in a cost-effective manner.

The financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 is incorporated herein by reference.  Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $4.33 at March 31, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Fiscal Year Ended
	October 1, 2005	September 30, 2006
Ratio of earnings to fixed charges	—	—

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges.  Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Sanmina-SCI to be representative of the interest factor of rental payments under operating leases.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A.  Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded from the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007, are eligible to participate in the offer. Jure Sola (our Chairman and Chief Executive Officer), Hari Pillai (President, Global EMS Operations), Michael Tyler (Executive Vice President and General Counsel), David L. White (Executive Vice President of Finance and Chief Financial Officer), Dennis Young (Executive Vice President of Worldwide Sales and Marketing) and the non-employee directors of Sanmina-SCI are not eligible to participate in this offer.

As of July 18, 2007, our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under our 1999 Stock Plan to purchase a total of 6,853,600 of our shares, which represented approximately 17.18 % of the shares subject to all options outstanding under our 1999 Stock Plan as of that date.  As of July 18, 2007, our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under the Sanmina-SCI Corporation 1990 Stock Plan to purchase a total of 1,904,004 of our shares, which represented approximately 55.69% of the shares subject to all options outstanding under our Sanmina-SCI Corporation 1990 Stock Plan as of that date.  As of July 18,

2007, our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under the Sanmina-SCI Corporation Stock Option Plan 2000 to purchase a total of zero (0) shares, which represented 0% of the shares subject to all options outstanding under the Sanmina-SCI Corporation Stock Option Plan 2000 as of that date.  As of July 18, 2007, our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under the SCI Non Qualified Stock Option Plan to purchase a total of 51,000 shares, which represented approximately 11.06% of the shares subject to all options outstanding under the SCI Non Qualified Stock Option Plan as of that date.

The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of July 18, 2007.  The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Sanmina-SCI Corporation 1990 Stock Plan, which was 3,418,941 as of July 18, 2007, the Sanmina-SCI Corporation 1999 Stock Plan, which was 39,889,667 as of July 18, 2007, the Sanmina-SCI Corporation Stock Option Plan 2000, which was 126,675 as of July 18, 2007 and the SCI Non Qualified Stock Option Plan which was 461,087 as of July 18, 2007.  Todd Schull (Senior Vice President of Finance and Corporate Controller) and David Anderson (Senior Vice President of Finance and Controller, Global Operations and Corporate Planning), who were excluded from the Sanmina-SCI Offer to Exchange Certain Outstanding Options for New Options dated March 19, 2007, are eligible to participate in the offer.  As noted on the table, Jure Sola (our Chairman and Chief Executive Officer), Hari Pillai (President, Global EMS Operations), Michael Tyler (Executive Vice President and General Counsel), David L. White (Executive Vice President of Finance and Chief Financial Officer), Dennis Young (Executive Vice President of Worldwide Sales and Marketing) and the non-employee directors of Sanmina-SCI are not eligible to participate in this offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 1999 Stock Plan	Percentage of Total Outstanding Options Under our 1999 Stock Plan
Jure Sola*	Chairman of the Board and Chief Executive Officer	3,230,000	8.10%
Hari Pillai*	President, Global EMS Operations	995,000	2.49%
Michael R. Tyler*	Executive Vice President and General Counsel	100,000	**
Todd Schull	Senior Vice President of Finance and Corporate Controller	110,000	**
David L. White*	Executive Vice President of Finance and Chief Financial Officer	500,000	1.25%
Dennis Young*	Executive Vice President of Worldwide Sales and Marketing	270,000	**
Neil R. Bonke*	Director	70,000	**
Alain Couder*	Director	50,000	**
Mario M. Rosati*	Director	70,000	**
A. Eugene Sapp, Jr.*	Director	1,248,600	3.13%
Wayne Shortridge*	Director	70,000	**
Peter J. Simone*	Director	70,000	**
Jacquelyn M. Ward*	Director	70,000	**

*                 Not eligible to participate in the offer.

**        Less than 1%.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the Remaining Plans	Percentage of Total Shares Covered by Outstanding Options Granted Under the Remaining Plans
Jure Sola*	Chairman of the Board and Chief Executive Officer	1,779,000	44.40%
Hari Pillai*	President, Global EMS Operations	125,004	3.12%
Todd Schull	Senior Vice President of Finance and Corporate Controller	—	—
Michael R. Tyler*	Executive Vice President and General Counsel	—	—
David L. White*	Executive Vice President of Finance and Chief Financial Officer	—	—
Dennis Young*	Executive Vice President of Worldwide Sales and Marketing	—	—
Neil R. Bonke*	Director
Alain Couder*	Director	—	—
Mario M. Rosati*	Director
A. Eugene Sapp, Jr.*	Director	—	—
Wayne Shortridge*	Director	30,600		**
Peter J. Simone*	Director	—	—
Jacquelyn M. Ward*	Director	20,400		**

*                 Not eligible to participate in the offer.

**        Less than 1%.

During the past sixty (60) days, we have (i) granted options under our 1999 Stock Plan to purchase an aggregate of 83,300 shares of our common stock with exercise prices ranging from $3.22 to $3.50; and (ii) granted restricted stock units under our 1999 Stock Plan for an aggregate of 95,000 shares of our common stock.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or a restricted stock grant or purchase under our Plans, or in transactions involving our common stock during the past sixty (60) days before and including July 30, 2007.

12.          Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plans from which they were originally issued.  To the extent shares returning to the 1999 Stock Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the Nasdaq Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under FAS 123R, we will not recognize a compensation expense for financial reporting purposes with respect to the amendment of discount options to increase the exercise price per share to the fair market value of the underlying shares on their respective grant dates.  We may, however, be required to recognize additional compensation expense under FAS 123R to the extent the new options have a greater value then the exchanged options they replace.

13.          Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.          Material tax consequences.

The following is only relevant for employees not subject to U.S. taxation:

Please see the Summary of Tax Treatment of the Option Exchange Program and Grant of New Options for a summary of tax treatment in your country. You should be certain to consult your own tax advisor to discuss these consequences.

The following is only relevant for employees subject to U.S. taxation:

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with certain options, if you are subject to U.S. tax laws unless you were a Section 16 Officer at the time of grant.  We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation or jurisdiction.

Please read this section carefully.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax.  This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

New options, generally.

Option holders whose outstanding eligible options are exchanged for new options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable event.

The new options will be classified for U.S. tax purposes as nonstatutory stock options, even if the exchanged options which they replace were incentive stock options.

If this offer is open for more than thirty (30) days, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified, which will be considered a new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options.  As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the new option grant date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.  For more detailed information, please see the information below.  Please note that eligible options originally classified as incentive stock options, but which have been determined to have been granted with an exercise price less than the fair market value of the underlying shares on the date of grant (i.e., at a discount), are and will continue to be treated as nonstatutory stock options.  For tax consequences relating to not exchanging eligible options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory stock options.

Under current U.S. law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option.  In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying.  The disposition of the option shares is qualifying if it is made:

•                  more than two (2) years after the date the incentive stock option was granted (the new option grant date); and

•                  more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale.  Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option.  If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If you do not participate in the offer.

The following is a summary of the material U.S. federal income tax consequences of declining to participate in the offer for those employees subject to U.S. federal income tax.  This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  If you are subject to taxation in the U.S., and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Your decision not to accept this offer with respect to certain of your eligible options could result in potentially adverse tax consequences to you.  Please read this section carefully and talk to your tax advisors regarding your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse U.S. tax consequences associated with your eligible options.  Section 409A of the U.S. Internal Revenue Code and recently issued tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of vesting (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax (40% for residents of California).  Certain of the eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% tax (40% for residents of California) as well as be liable for certain interest penalties.

None of the eligible options that are also discount options have fixed exercise dates and therefore they would subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax (40% for residents of California).  It is not entirely certain how such tax would be calculated, but based on previously issued guidance we think it is likely that the spread (that is, the difference between the value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax (40% for residents of California) will be assessed on the spread.  Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.

Example: You are granted options to purchase 10,000 shares with a per share exercise price of $5.00 at a time when the per share fair market value of our stock was $5.50.  On January 1, 2,500 of the shares subject to the option vest and on such date the per share fair market value of our common stock is $6.00.  Upon the vesting date, you may have taxable income equal to $2,500 (the difference between $6.00 and $5.00 multiplied by the 2,500 shares that vest) and in addition to your regular taxes you may owe an additional $500 due to the 20% tax (20% of $2,500, plus an additional $500 for residents of California).  Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty.

Unfortunately, the final guidance issued by the Internal Revenue Service did not provide final guidance with respect to the tax consequences of discount stock options.  There is a chance that future guidance issued by the Internal Revenue Service may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and Internal Revenue Service guidance that your eligible options are exempt from Section 409A.  We cannot guarantee the effect of any future Internal Revenue Service guidance.  Please note that Section 409A does not apply to options that were granted and vested prior to January 1, 2005.

15.          Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., California Time, on the next U.S. business day after the previously scheduled expiration date.

In addition, we reserve the right to commence tender offers in the future after the expiration of this offer to include any employees who were not included in this offer.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.  Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.          Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.          Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.                                       Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on January 29, 2007;

2.                                       Our annual report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on January 3, 2007;

3.                                       Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2007, filed with the SEC on May 4, 2007;

4.                                       The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 25, 2001 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.                                       The information contained in our current reports on Forms 8-K filed with the SEC.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered who works in the U.S. may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Sanmina-SCI Corporation, 2700 North First Street, San Jose, California, 95134, Attention: Richard Edde, or telephoning Richard Edde at (408) 964-3242.  Persons who work outside the U.S. may contact the Human Resources representative named in the Election Form provided by their local office.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.          Financial statements.

Attached as Schedule B to this Offer to Exchange are our financial statements included in our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2007 and in our annual report on Form 10-K for our fiscal year ended September 30, 2006.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.          Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Sanmina-SCI Corporation
July 30, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SANMINA-SCI CORPORATION

The directors and executive officers of Sanmina-SCI Corporation are set forth in the following table:

Name	Position and Offices Held
Jure Sola*	Chairman and Chief Executive Officer of Sanmina-SCI Corporation
Hari Pillai*	President, Global EMS Operations
Todd Schull	Senior Vice President of Finance and Corporate Controller
Michael R. Tyler*	Executive Vice President and General Counsel
David L. White*	Executive Vice President of Finance and Chief Financial Officer
Dennis Young*	Executive Vice President of Worldwide Sales and Marketing
Neil R. Bonke*	Director
Alain Couder*	Director
Mario M. Rosati*	Director
A. Eugene Sapp, Jr.*	Director
Wayne Shortridge*	Director
Peter J. Simone*	Director
Jacquelyn M. Ward*	Director

The address of each executive officer and director is: c/o Sanmina-SCI Corporation, 2700 North First Street, San Jose, California 95134.

*  None of the executive officers and non-employee directors, marked with an asterisk above, are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF SANMINA-SCI CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of
	September 30, 2006	October 1, 2005
		(Restated)
	(In thousands, except par value)
ASSETS:
Current assets:
Cash and cash equivalents	$491,829	$1,068,053
Short-term investments	—	57,281
Accounts receivable, net of allowances of $8,971 and $12,429 in 2006 and 2005, respectively	1,526,373	1,477,401
Inventories	1,318,400	1,015,035
Deferred income taxes	23,257	42,767
Prepaid expenses and other current assets	131,144	86,620
Total current assets	3,491,003	3,747,157
Property, plant and equipment, net	620,132	689,454
Other intangible assets, net	29,802	35,907
Goodwill	1,613,230	1,689,198
Other non-current assets	94,512	81,874
Restricted cash	13,751	25,538
Total assets	$5,862,430	$6,269,128
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,494,603	$1,559,172
Accrued liabilities	223,263	366,920
Accrued payroll and related benefits	156,248	147,145
Current portion of long-term debt	100,135	1,439
Total current liabilities	1,974,249	2,074,676
Long-term liabilities:
Long-term debt, net of current portion	1,507,218	1,666,768
Other	110,400	143,873
Total long-term liabilities	1,617,618	1,810,641
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 1,000,000 shares, 532,905 and 526,837 shares, issued and outstanding, respectively	5,519	5,457
Treasury stock, 18,875 and 18,853 shares, respectively, at cost	(186,361)	(188,519)
Additional paid-in capital	5,952,857	5,932,490
Accumulated other comprehensive income	42,608	36,886
Accumulated deficit	(3,544,060)	(3,402,503)
Total stockholders’ equity	2,270,563	2,383,811
Total liabilities and stockholders’ equity	$5,862,430	$6,269,128

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	September 30, 2006	October 1, 2005	October 2, 2004
		(Restated)	(Restated)
	(In thousands, except per share amounts)
Net sales	$10,955,421	$11,734,674	$12,204,607
Cost of sales	10,333,685	11,104,492	11,597,681
Gross profit	621,736	630,182	606,926
Operating expenses:
Selling, general and administrative	364,496	362,417	346,449
Restructuring costs	132,230	116,245	132,691
Research and development	40,181	30,986	30,554
Integration costs	358	1,609	4,203
Amortization of intangible assets	9,554	8,685	8,547
Goodwill impairment	3,787	600,000	—
Impairment of tangible and intangible assets	15,213	—	—
In-process research and development	2,600	—	—
Total operating expenses	568,419	1,119,942	522,444
Operating income (loss)	53,317	(489,760)	84,482
Interest income	19,434	22,536	7,885
Interest expense	(121,813)	(147,342)	(115,304)
Loss on extinguishment of debt	(84,600)	(3,059)	—
Other expense, net	(16,491)	(22,200)	(13,863)
Interest and other expense, net	(203,470)	(150,065)	(121,282)
Loss before income taxes, extraordinary item and cumulative effect of accounting changes	(150,153)	(639,825)	(36,800)
Provision for (benefit from) income taxes	(5,766)	394,121	18,412
Loss before extraordinary item and cumulative effect of accounting changes	(144,387)	(1,033,946)	(55,212)
Extraordinary gain, net of tax	—	—	3,583
Cumulative effect of accounting changes, net of tax	2,830	—	—
Net loss	$(141,557)	$(1,033,946)	$(51,629)
Basic and diluted earnings (loss) per share:
Loss before extraordinary item and cumulative effect of accounting changes	$(0.27)	$(1.99)	$(0.11)
Extraordinary gain, net of tax	—	—	0.01
Cumulative effect of accounting changes	—	—	—
Basic and diluted loss per share	$(0.27)	$(1.99)	$(0.10)
Weighted average shares used in computing per share amounts:
Basic	525,967	520,574	515,803
Diluted	525,967	520,574	515,803

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended
	September 30, 2006	October 1, 2005	October 2, 2004
		(Restated)	(Restated)
	(In thousands)
Net loss	$(141,557)	$(1,033,946)	$(51,629)
Other comprehensive loss:
Net unrealized gain (loss) on investments and derivative financial instruments, net of tax	(240)	201	(1,360)
Foreign currency translation adjustments	933	7,821	17,414
Changes in minimum pension liability, net of tax	5,029	(3,826)	301
Comprehensive loss	$(135,835)	$(1,029,750)	$(35,274)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock and Additional Paid In Capital		Deferred	Treasury Stock		Accumulated Other
	Number of Shares	Amount	Stock-based Compensation	Number of Shares	Amount	Comprehensive Income	Accumulated Deficit	Total
		(Restated)	(Restated)			(Restated)	(Restated)	(Restated)
	(in thousands)
BALANCE AT SEPTEMBER 27, 2003 RESTATED	530,046	$5,933,851	$(96,677)	(18,847)	$(188,618)	$16,335	$(2,316,928)	$3,347,963
Exercise of common stock options	3,670	16,437	—	—	—	—	—	16,437
Issuance of common stock under employee stock purchase plan	4,392	19,243	—	—	—	—	—	19,243
Issuance of restricted stock and options	3,507	14,729	(14,729)	—	—	—	—	—
Segerstrom 6% shares settlement	—	(31,780)	—	—	—	—	—	(31,780)
Cumulative translation adjustment	—	—	—	—	—	17,414	—	17,414
Unrealized loss on investments and derivative financial instruments, net of tax	—	—	—	—	—	(1,360)	—	(1,360)
Changes in minimum pension liability in excess of plan assets	—	—	—	—	—	301	—	301
Income tax benefit of disqualified dispositions	—	8,800	—	—	—	—	—	8,800
Stock-based compensation	—	3,094	32,504	—	—	—	—	35,598
Retirement of treasury stock	—	—	—	20	11	—	—	11
Other	(310)	(5)	—	—	—	—	—	(5)
Net loss	—	—	—	—	—	—	(51,629)	(51,629)
BALANCE AT OCTOBER 2, 2004 RESTATED	541,305	$5,964,369	$(78,902)	(18,827)	$(188,607)	$32,690	$(2,368,557)	$3,360,993

	Common Stock and Additional Paid in Capital		Deferred	Treasury Stock		Accumulated Other
	Number of Shares	Amount	Stock-based Compensation	Number of Shares	Amount	Comprehensive Income	Accumulated Deficit	Total
		(Restated)	(Restated)			(Restated)	(Restated)	(Restated)
	(in thousands)
BALANCE AT OCTOBER 2, 2004 RESTATED	541,305	$5,964,369	$(78,902)	(18,827)	$(188,607)	$32,690	$(2,368,557)	$3,360,993
Exercise of common stock options	1,341	4,736	—	—	—	—	—	4,736
Issuance of common stock under employee stock purchase plan	2,976	12,032	—	—	—	—	—	12,032
Issuance of restricted stock and options	68	(15,933)	15,933	—	—	—	—	—
Segerstrom 6% shares settlement	—	(70)	—	—	—	—	—	(70)
Cumulative translation adjustment	—	—	—	—	—	7,821	—	7,821
Unrealized gain on investments and derivative financial instruments, net of tax	—	—	—	—	—	201	—	201
Change in minimum pension liability in excess of plan assets, net of tax	—	—	—	—	—	(3,826)	—	(3,826)
Income tax benefit of disqualified dispositions	—	(528)	—	—	—	—	—	(528)
Stock-based compensation	—	230	36,080	—	—	—	—	36,310
Repurchase of treasury stock	—	—	—	(26)	88	—	—	88
Net loss	—	—	—	—	—	—	(1,033,946)	(1,033,946)
BALANCE AT OCTOBER 1, 2005 RESTATED	545,690	5,964,836	(26,889)	(18,853)	(188,519)	36,886	(3,402,503)	2,383,811
Exercise of common stock options	2,347	7,622	—	—	—	—	—	7,622
Issuance of common stock under employee stock purchase plan	1,500	5,226	—	—	—	—	—	5,226
Issuance of restricted stock and options	2,243	—	—	—	—	—	—	—
Adoption of SFAS No. 123R	—	(26,889)	26,889	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	933	—	933
Unrealized loss on derivative financial instruments, net of tax	—	—	—	—	—	(240)	—	(240)
Change in minimum pension liability in excess of plan assets, net of tax	—	—	—	—	—	5,029	—	5,029
Stock-based compensation	—	7,581	—	—	—	—	—	7,581
Repurchase of treasury stock	—	—	—	(22)	2,158	—	—	2,158
Net loss	—	—	—	—	—	—	(141,557)	(141,557)
BALANCE AT SEPTEMBER 30, 2006	551,780	$5,958,376	$—	(18,875)	$(186,361)	$42,608	$(3,544,060)	$2,270,563

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	September 30, 2006	October 1, 2005	October 2, 2004
		(Restated)	(Restated)
	(In thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(141,557)	$(1,033,946)	$(51,629)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	138,597	178,324	190,904
In-process research and development	2,600	—	—
Restructuring non-cash costs	24,028	9,022	21,579
Recovery of provision for doubtful accounts	(2,543)	(5,410)	(3,776)
Stock based compensation expense	13,276	36,310	35,598
Loss (gain) on disposal of property, plant and equipment, net	(617)	61	4,428
Loss on extinguishment of debt	84,600	3,059	—
Loss on interest swap	5,464	22,102	—
Write-off deferred financing costs in connection with redemption of debt	—	5,359	—
Impairment of tangible and intangible assets	15,213	—	—
Cumulative effect of accounting changes, net	(2,830)	—	—
Goodwill impairment	3,787	600,000	—
Proceeds from sale of accounts receivable	1,508,483	407,705	—
Other, net	1,190	1,103	250
Deferred income taxes	7,949	349,221	(38,361)
Tax benefit of disqualified dispositions	—	—	9,751
Loss from investment in 50% or less owned companies	—	—	15,526
Gain from extraordinary item	—	—	(3,583)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,551,764)	(194,612)	(71,640)
Inventories	(283,885)	57,889	(61,107)
Prepaid expenses and other current and non-current assets	(14,438)	30,286	18,152
Accounts payable and accrued liabilities	(89,142)	(75,655)	61,470
Restricted cash	(10,673)	1,000	22,000
Income tax accounts	(42,042)	24,176	66,282
Cash provided by (used in) operating activities	(334,304)	415,994	215,844
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of short-term investments	(17,755)	(77,789)	(74,489)
Proceeds from maturities of short-term investments	74,796	40,426	109,005
Purchases of long-term investments	(1,823)	(3,015)	(12,903)
Purchases of property, plant and equipment	(139,195)	(74,549)	(87,198)
Proceeds from sale of property, plant and equipment	42,461	40,112	27,667
Cash paid for businesses acquired, net of cash acquired	(44,651)	(95,235)	(78,475)
Cash used in investing activities	(86,167)	(170,050)	(116,393)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Change in restricted cash	22,460	(1,076)	90,358
Repurchase of convertible notes	(543)	(623,558)	—
Payments of long-term debt	(750,929)	(21,490)	(21,779)
Proceeds from long-term debt, net of issuance costs	587,123	403,307	—
Interest rate swap termination associated with debt extinguishment	(29,785)	—	—
Redemption premium associated with debt extinguishment	(70,751)	—	—
Payment of consent fees	(12,475)	—	—
(Payments of) additions to notes and credit facilities, net	97,993	(13,197)	(17,436)
Proceeds from sale of common stock	12,848	16,767	35,680
Cash provided by (used in) financing activities	(144,059)	(239,247)	86,823
Effect of exchange rate changes	(11,694)	(8,091)	(6,401)
Increase (decrease) in cash and cash equivalents	(576,224)	(1,394)	179,873
Cash and cash equivalents at beginning of year	1,068,053	1,069,447	889,574
Cash and cash equivalents at end of year	$491,829	$1,068,053	$1,069,447
Supplemental disclosures of cash flow information:
Cash paid during the year
Interest	$121,671	$109,968	$90,739
Income taxes	$61,981	$20,826	$53,125

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	September 30, 2006
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$664,092	$491,829
Accounts receivable, net of allowances of $10,213 and $8,971, at March 31, 2007 and September 30, 2006, respectively	1,408,198	1,526,373
Inventories	1,217,113	1,318,400
Prepaid expenses and other current assets	152,948	154,401
Total current assets	3,442,351	3,491,003
Property, plant and equipment, net	617,357	620,132
Other intangible assets, net	26,017	29,802
Goodwill	1,614,551	1,613,230
Other non-current assets	78,420	94,512
Restricted cash	13,194	13,751
Total assets	$5,791,890	$5,862,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,375,463	$1,494,603
Accrued liabilities	192,661	223,263
Accrued payroll and related benefits	144,894	156,248
Current portion of long-term debt	700,114	100,135
Total current liabilities	2,413,132	1,974,249
Long-term liabilities:
Long-term debt, net of current portion	985,964	1,507,218
Other	107,901	110,400
Total long-term liabilities	1,093,865	1,617,618
Commitments and contingencies
Stockholders’ equity:
Common stock	5,487	5,519
Treasury stock	(185,583)	(186,361)
Additional paid-in capital	5,959,325	5,952,857
Accumulated other comprehensive income	47,607	42,608
Accumulated deficit	(3,541,943)	(3,544,060)
Total stockholders’ equity	2,284,893	2,270,563
Total liabilities and stockholders’ equity	$5,791,890	$5,862,430

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
		(Restated)		(Restated)
	(Unaudited)
	(In thousands, except per share data)
Net sales	$2,611,689	$2,668,418	$5,390,479	$5,530,215
Cost of sales	2,473,969	2,503,859	5,084,081	5,197,169
Gross profit	137,720	164,559	306,398	333,046
Operating expenses:
Selling, general and administrative	93,496	87,049	189,814	177,152
Research and development	8,971	10,434	17,933	19,481
Amortization of intangible assets	1,611	2,071	3,261	4,304
Restructuring costs	18,947	20,593	22,162	56,221
Total operating expenses	123,025	120,147	233,170	257,158

Operating income	14,695	44,412	73,228	75,888

Interest income	8,671	5,091	19,571	11,016
Interest expense	(45,780)	(30,724)	(89,111)	(63,676)
Loss on extinguishment of debt	—	(84,600)	—	(84,600)
Other income (expense), net	(553)	(3,682)	10,408	(9,389)
Interest and other expense, net	(37,662)	(113,915)	(59,132)	(146,649)

Income (loss) before income taxes and cumulative effect of accounting change	(22,967)	(69,503)	14,096	(70,761)
Provision for (benefit from) income taxes	3,165	6,559	11,979	(6,398)
Income (loss) before cumulative effect of accounting change	(26,132)	(76,062)	2,117	(64,363)
Cumulative effect of accounting change, net of tax	—	—	—	5,695
Net income (loss)	$(26,132)	$(76,062)	$2,117	$(58,668)

Net income (loss) per share before cumulative effect of accounting change:
Basic	$(0.05)	$(0.14)	$0.00	$(0.12)
Diluted	$(0.05)	$(0.14)	$0.00	$(0.12)

Net income (loss) per share:
Basic	$(0.05)	$(0.14)	$0.00	$(0.11)
Diluted	$(0.05)	$(0.14)	$0.00	$(0.11)

Weighted average shares used in computing per share amounts:
Basic	527,101	525,256	527,106	524,784
Diluted	527,101	525,256	528,570	524,784

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	March 31, 2007	April 1, 2006
		(Restated)
	(Unaudited)
	(In thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$2,117	$(58,668)
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	59,713	71,601
Restructuring (recovery of) non-cash costs	(3,753)	21,069
Provision for (recovery of) doubtful accounts	1,242	(571)
Stock-based compensation	6,054	5,736
Gain on disposal of property, plant and equipment, net	(6,312)	(902)
Loss on interest rate swap	—	5,464
Cumulative effect of accounting changes, net	—	(5,695)
Proceeds from sale of accounts receivable	976,868	694,772
Loss on extinguishment of debt	—	84,600
Other, net	56	701
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(852,773)	(654,204)
Inventories	108,349	(129,113)
Prepaid expenses and other current and non-current assets	3,689	4,346
Accounts payable and accrued liabilities	(166,690)	(172,903)
Restricted cash	1,146	—
Income tax accounts	(5,682)	(21,666)
Cash provided by (used in) operating activities	124,024	(155,433)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of long-term investments	(250)	(748)
Purchases of property, plant and equipment	(40,398)	(70,101)
Proceeds from sale of property, plant and equipment	30,819	7,426
Cash paid for businesses acquired, net of cash acquired	(4,172)	(44,644)
Purchases of short-term investments	—	(17,755)
Proceeds from maturities and sale of short-term investments	—	74,796
Cash used in investing activities	(14,001)	(51,026)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Change in restricted cash	—	22,460
Payments of long-term debt	(525,000)	(750,929)
Proceeds from long-term debt, net of issuance cost	593,409	587,123
Issuance of convertible debentures	—	(543)
Interest rate swap termination associated with debt extinguishment	—	(29,785)
Redemption premium associated with debt extinguishment	—	(70,751)
Payments of notes and credit facilities, net	(104)	(455)
Proceeds from sale of common stock	382	12,109
Cash provided by (used in) financing activities	68,687	(230,771)
Effect of exchange rate changes	(6,447)	(5,617)
Increase (decrease) in cash and cash equivalents	172,263	(442,847)
Cash and cash equivalents at beginning of period	491,829	1,068,053
Cash and cash equivalents at end of period	$664,092	$625,206

Supplemental disclosures of cash flow information:
Cash paid during the period
Interest	$79,161	$71,749
Income taxes	$20,966	$25,407